Exhibit G

GUARANTEE & LOCKUP AGREEMENT

THIS GUARANTEE & LOCKUP AGREEMENT (this “Guarantee”) is made and entered into as of October 9, 2006 by and between CITIC Capital MB Investment Limited, an exempted company organized and existing under the laws of the Cayman Islands with registered address at P.O. Box 2804, 4th Floor, Scotia Centre, George Town, Grand Cayman, Cayman Islands (“CITIC”) and Mr. Edward Suning Tian (“Guarantor”).

RECITALS

WHEREAS, CITIC and PacificInfo Limited, an international company organized and existing under the laws of the British Virgin Islands that is wholly owned by Guarantor (“PacificInfo”) will enter into that certain Stockholders Agreement on the date hereof (the “Agreement”) with respect to the purchase of certain equity securities of AsiaInfo Holdings, Inc., a Delaware corporation (the “Company”) and other matters; and

WHEREAS, as inducement to CITIC to enter into the Agreement with PacificInfo, Guarantor has agreed to execute and deliver this Guarantee to undertake to guarantee and indemnify CITIC on the terms and conditions set out in this Guarantee.

NOW THIS GUARANTEE WITNESSETH and it is hereby agreed and declared as follows:

1. Interpretation. For purposes of this Guarantee, (i) references to the Agreement shall be construed as references to such agreement as the same may be amended, substituted, supplemented or varied from time to time, and (ii) unless otherwise defined herein, terms and expressions defined in the Agreement shall have the same meaning when used herein.

2. Guarantee of Performance. Guarantor hereby unconditionally and irrevocably guarantees to CITIC, and its respective successors and assigns, the full and prompt performance at the time due all obligations of PacificInfo with respect of the Agreement and the transactions contemplated thereby (the “Obligations”). If PacificInfo shall default in the due and punctual performance of any of the Obligations, Guarantor will forthwith perform and discharge fully, or cause to be performed and discharged fully, such Obligations at his sole cost and expense.

3. Guarantee of Payment. Guarantor hereby irrevocably, absolutely and unconditionally, guarantees, as principal obligor and not merely as surety, the full, prompt and complete payment of all amounts payable by PacificInfo (whether for itself or on behalf of any assignee of PacificInfo) under the Agreement, when and as payment of such amounts shall become due, and irrevocably and unconditionally undertakes to CITIC that, if and whenever PacificInfo shall be in default in payment of any such sum whatsoever under or in connection with PacificInfo’s obligations pursuant to the Agreement, Guarantor will on first demand make good in U.S. Dollars the default and pay all sums which may be payable as if Guarantor, instead of PacificInfo, were the primary obligor. Without limiting the foregoing, as a separate and independent covenant, Guarantor hereby agrees that any sum expressed to be payable by PacificInfo under the Agreement but which is for any reason (whether or not now existing and whether or not now known or becoming known to any party thereto) not recoverable from Guarantor on the basis of a guarantee shall nevertheless be recoverable from Guarantor as if Guarantor were the sole principal obligor and shall be paid by Guarantor to CITIC on demand in U.S. Dollars.

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4. Demands. Demands may be made under this Guarantee from time to time and may be enforced irrespective of whether any steps or proceedings are or will be taken against PacificInfo or any other person to with respect to the obligations and/or to recover the indebtedness claimed under this Guarantee.

5. Continuing Obligation. Each of Guarantor’s obligations under this Guarantee shall be continuing obligations and shall cover and remain in full force notwithstanding the bankruptcy, liquidation, winding-up, incapacity or any change in the constitution or status (as applicable) of Guarantor until such date when all the obligations of Guarantor have been fully and duly performed and observed in accordance with this Guarantee. This Guarantee is in addition to, and independent of, any encumbrance, guarantee or other security or right or remedy now or at any time hereafter held by or available to CITIC.

6. Waiver of Defenses. The obligations and liabilities of Guarantor hereunder shall not be affected or discharged by the granting of any time or indulgence, concession, relief, discharge or release by CITIC or the realization, giving up, agreement to any variation, renewal or replacement of, release, abstention from or delay in taking advantage of any other rights or remedies which CITIC may have against Guarantor or PacificInfo hereunder or under the Agreement or otherwise or any act or omission of CITIC or any other person which, but for this provision, would or might discharge, exonerate or affect the liability of Guarantor.

7. Indemnity. Guarantor, unconditionally and irrevocably undertakes to indemnify CITIC against all losses, liabilities, damages, costs and expenses whatsoever arising out of any failure by Guarantor to observe its obligations hereunder.

8. Lockup. Each of CITIC and Guarantor acknowledge that CITIC expects to enter into an agreement with the Company with respect to a lockup of certain equity securities of the Company owned by CITIC (the “Lockup”). Guarantor hereby agrees that from the date hereof until the earlier of (i) the date on which the Company and CITIC agree that CITIC shall not be required to enter into the Lockup, or (ii) the termination of the Lockup, Guarantor shall not sell, transfer or otherwise dispose of any equity securities of PacificInfo and shall not enter into any hedging or derivative arrangements in connection with any equity securities of PacificInfo.

9. Successors and Assigns. This Guarantee shall be binding upon and shall be enforceable by each party hereto, its successors and permitted assigns. No party hereto may assign any of its rights or obligations hereunder without the prior written approval of the other party.

10. Notice. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service to the appropriate address, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice); provided, however, that notices sent by mail will not be deemed given until the date and time of acknowledged receipt at the appropriate address:

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if to CITIC, to:

CITIC Capital MB Investment Limited

c/o CITIC Capital Partners Management Limited

28/F, CITIC Tower, 1 Tim Mei Avenue

Central, Hong Kong

Facsimile: 852-2523-8312

Attn: Eric Chan

with a copy (which shall not constitute notice) to:

O’Melveny & Myers LLP

Meiji Yasuda Seimei Building, 11th Floor

2-1-1, Marunouchi, Chiyoda-ku, Tokyo 100-0005, Japan

Facsimile: 81-3-5293-2780

Attn: Gregory D. Puff

if to Guarantor, to:

Edward Tian

Beijing 100032

People’s Republic of China

Facsimile: 86-10-8809-2193

11. Severability. Any provision of this Guarantee prohibited by or unlawful or unenforceable under any applicable law actually applied by any court of competent jurisdiction shall, to the extent required by such law, be severed from this Guarantee and rendered ineffective so far as is possible without modifying the remaining provisions of this Guarantee. Where however the provisions of any such applicable law may be waived, they are hereby waived by the parties hereto to the full extent permitted by such law to the end that this Guarantee shall be a valid and binding agreement enforceable in accordance with its terms.

12. Governing Law; Jurisdiction. THIS GUARANTEE SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. Any judicial proceeding brought against any of the parties to this Guarantee in connection with any dispute arising out of this Guarantee or the transactions contemplated hereby (each, a “Proceeding”) may be brought in the courts of the State of New York, or in the United States District Court for the Southern District of New York, and, by execution and delivery of this Guarantee, each of the parties to this Guarantee accepts the exclusive jurisdiction of such courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Guarantee. The foregoing consent to jurisdiction shall not constitute general consents to service of process in the State of New York for any purpose except as provided above and shall not be deemed to confer rights on any person other than the respective parties to this Guarantee. Each of the parties hereto agree that service of any process, summons, notice or document by U.S. registered mail to such party’s address set forth above shall be effective service of process for any action, suit or proceeding in New York with respect to any Proceeding.

13. Amendment. The parties hereto may amend this Guarantee at any time by execution of an instrument in writing signed by all parties.

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14. Counterparts. This Guarantee may be executed in one or more counterparts and may be delivered by facsimile transmission, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart for it to be effective among the other parties.

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IN WITNESS WHEREOF, each party hereto has executed, or caused its duly authorized officer(s) to execute, this Guarantee as of the date first written above.

“CITIC”

CITIC CAPITAL MB INVESTMENT LIMITED

By:	/s/ Eric Chan
Name:	Eric Chan
Title:	Director

“GUARANTOR”

EDWARD SUNING TIAN

/s/ Edward Suning Tian

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